EXHIBIT I
JOINT FILING AGREEMENT
     We, the signatories of the Statement on Schedule 13D to which this Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us.
Dated: December 21, 2007

BROOKFIELD ASSET MANAGEMENT INC.
By:	/s/ Alan V. Dean
	Name:	Alan V. Dean
	Title:	Senior Vice President and Secretary

PARTNERS LIMITED
By:	/s/ Loretta M. Corso
	Name:	Loretta M. Corso
	Title:	Secretary

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